EXHIBIT 10(v)

                              SOTHEBY'S
                             Founded 1744

                           1334 York Avenue
                       New York, New York 10021
                      Telephone: (212) 606-7366
                         FAX: (212) 606-7015

                           Diana D. Brooks
                President and Chief Executive Officer


  October 13, 1993

  Mr. Henry Wyndham
  Henry Wyndham Fine Art, Ltd.
  91 Jermyn Street
  London, SW1 Y61B
  England

  Dear Henry,

  I have outlined below what we are prepared to commit to you in terms of acquiring your current inventory. I have not placed values on all the pictures because we are still awaiting transparencies on the astericked ones. However, I can tell you that on the nine paintings which we have valued for auction purposes, we have arrived at an aggregate value which is more than L60,000 lower than your cost price. (This excludes an evaluation of the Canaletto, Bellotto, Millais, Early Peploe, Zoffany and Lavery.) This percentage reduction will probably continue throughout the yet to be appraised pictures because of the dramatic downturn in the Contemporary, Modern British and Scandinavian markets over the past three years. Additionally, it is our view that certain pictures such as the Philpot and the Ilstead may not be able to be sold at even our reduced values for a long time to come.

  I have tried to provide you with a proposal which is fair and at the same time shows you that we are willing to make a significant capital investment (with writeoffs as well as carrying costs) that reflect our desire to have you join us as our U.K. Chairman.

  1. We will acquire all of your 100% owned inventory (20 pictures) on February 1, 1994 for L92,050 (100% cost). (This figure will be adjusted downward by the cost prices of any inventory you may sell before February 1, 1994).

  2. We will acquire 15 of your jointly owned paintings (see appendix B) for L184,060 (100% cost) on February 1, 1994 (to be adjusted downward by any pictures sold before February 1, 1994).




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  3.   We will consider buying your L19,000 interest in the Burra once we have seen a transparency of it.

  4. On February 1, 1994 we will lend you L150,000 interest free for one year against your 2/3 interest in Canaletto (Pittoni, Cimaroli's): "The Tomb of Archbishop Tillotson". If you should
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  sell it during that time, you will reimburse us for our interest at the Chase Bank Prime Rate if you have made a profit on the picture.

       If the picture is not sold within a year, at your option, we will agree to buy 2/3 interest for L330,000.

  5. We are not willing to acquire your interest in the Bellotto. As a public company, it is difficult for us to make such a major investment in a picture with so little ownership control
  (regardless of the fact that it may have enormous upside potential).

  6.   You will retain your ownership interest in the Zoffany
  (#10), Early Peploe (#29), Lavery (#27), and Millais (#34).

  On February 1, 1994 we will wire transfer to you L426,110 (or an adjusted figure should any pictures be sold). This will represent the purchase of your interest in 35 paintings as well as the loan against the Canaletto. By February 1, 1994 we will either take physical possession of the paintings or will be provided with a listing of where absent paintings are with an assurance that they are being properly insured.

  Meanwhile, I continue to be extremely enthusiastic about you joining us. I apologize for keeping you so late on Monday night, but I think we resolved a lot of outstanding issues and hopefully came one step closer to getting you to Sotheby's.

  Take care and call me about this should you have any questions.

  With warm regards,

  /s/ Diana D. Brooks
  ------------------------
  Diana D. Brooks


  ACCEPTED AND AGREED:

  By:  /s/ Henry Wyndham
       ------------------------
       Henry Wyndham

  Dated:           10/26/93
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